Exhibit 10.3

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is dated as of October 29, 2020 (the “Execution Date”), but is effective as of September 2, 2020 (the “Effective Date”), by among BROADWIND INC., a Delaware corporation f/k/a Broadwind Energy, Inc. (“Parent”), BRAD FOOTE GEAR WORKS, INC., an Illinois corporation (“Brad Foote”), BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation f/k/a Broadwind Towers, Inc. (“Fabrications”), BROADWIND SERVICES, LLC, a Delaware limited liability company (“Services”), and BROADWIND INDUSTRIAL SOLUTIONS, LLC, a North Carolina limited liability company f/k/a Red Wolf Company, LLC (“Solutions”, and collectively with Parent, Brad Foote, Fabrications, and Services, “Borrowers,” and each, a “Borrower), CIBC BANK USA, formerly known as The PrivateBank and Trust Company, in its capacity as a Lender (“CIBC”) and as administrative agent for itself and all Lenders party to the Loan Agreement (as hereinafter defined) (the “Administrative Agent”), and SIENA LENDING GROUP, as a Lender (“Siena”).

WITNESSETH:

WHEREAS, Administrative Agent, the financial institutions from time to time party to the Loan Agreement, including, without limitation, Siena (collectively, the “Lenders”, and each individually, a “Lender”) and Borrowers have previously entered into that certain Amended and Restated Loan and Security Agreement dated as of February 25, 2019 (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make a revolving line of credit loan to Borrowers in the principal amount not to exceed $35,000,000.00 (the “Loan”). The Loan is evidenced by, among other things, that certain Second Amended and Restated Revolving Note, dated as of February 25, 2019, made by Borrowers in favor of CIBC, in its capacity as Lender, in the principal amount of $22,500,000.00, as amended from time to time (the “Original CIBC Note”, and together with any additional promissory notes required by Lenders from time to time to evidence the Loan, collectively, the “Note”). The Loan is secured by, among other things, (i) that certain Deed of Trust, Assignment of Leases and Rents, and Security Agreement dated as of October 26, 2016, recorded with the Recorder of Taylor County, Texas on October 27, 2016, as Document No. 2016-00017320, executed by Fabrications to and for the benefit of Administrative Agent (the “Abilene Deed of Trust”), which Deed of Trust encumbers the real property and improvements legally described therein (the “Abilene Property”), and (ii) that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of February 25, 2019, recorded with the Recorder of Allegheny County, Pennsylvania on April 12, 2019, as Document No. 2019-21563, executed by 5100 Neville Road, LLC, a Delaware limited liability company (“5100”) to and for the benefit of Administrative Agent (the “Pittsburgh Mortgage”, and collectively with the Loan Agreement, the Note, the Abilene Deed of Trust, and all other documents evidencing and/or securing the Loan, the “Loan Documents”), which Pittsburgh Mortgage encumbers the real property and improvements legally described therein (the “Pittsburgh Property”).

WHEREAS, Borrowers have informed Administrative Agent that prior to the date hereof, (i) Parent changed its name from Broadwind Energy, Inc. to Broadwind Inc., (ii) Solutions changed its name from Red Wolf Company, LLC, to Broadwind Industrial Solutions, LLC, and (iii) Fabrications changed its name from Broadwind Towers, Inc., to Broadwind Heavy Fabrications, Inc.

WHEREAS, Borrower has provided written notice to Siena of a Siena Payment Event pursuant to Section 2.10 of the Loan Agreement, and Siena has consented to the Siena Payment Event in writing.

WHEREAS, the parties desire to amend the terms of the Loan Documents as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

1.     Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.     Amendments to Loan Agreement. The Loan Agreement is hereby amended and modified as follows:

(a)     The following definitions are hereby added alphabetically to Section 1.1 of the Loan Agreement:

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBO Rate:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)     a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or Required Lenders, as applicable, by notice to Borrowers, Administrative Agent (in the case of such notice by Required Lenders) and Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” shall mean the occurrence of:

(1)     (i) a determination by Administrative Agent or (ii) a notification by Required Lenders to Administrative Agent (with a copy to Borrowers) that Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)     (i) the election by Administrative Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrowers and Lenders or by Required Lenders of written notice of such election to Administrative Agent.

“First Amendment Effective Date shall mean September 2, 2020.”

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)     The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“Applicable Margin shall mean the margin set forth in the grid pricing table below (the “Grid Pricing Table”) with respect to Base Rate Loans and LIBO Rate Loans as in effect from time to time, as applicable. The Applicable Margin shall be set at Level I on the First Amendment Effective Date, and such Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrower's quarterly financial statements based on Borrower's Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation as shown on such financial statements (provided that, if Borrower fails to deliver such financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Level	Fixed Charge Coverage Ratio	Base Rate Loans Applicable Margin	LIBO Rate Loans Applicable Margin	Letter of Credit Fee Applicable Margin
I	≥1.50x	0.00%	2.25%	2.25%
II	≥ 1.25x < 1.50x	0.50%	2.50%	2.50%
III	<1.25	0.75%	2.75%	2.75%

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Administrative Agent determines that (a) the Fixed Charge Coverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, for the benefit of the Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.”

(c)     Paragraph (iv) of the definition of “Eligible Account” in the Loan Agreement is deleted in its entirety and replaced with the following:

“(iv)     (A) with respect to Accounts to Account Debtors other than GE, it is evidenced by an invoice rendered to the Account Debtor thereunder, and does not remain unpaid 90 days past the invoice date thereof; provided, however, that during any time that more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible, and (B) solely with respect to Accounts of GE, it is evidenced by an invoice rendered to GE thereunder and does not remain unpaid one hundred fifty (150) days past the invoice date thereof;”

(d)     The definition of “Fixed Charges” in the Loan Agreement is deleted in its entirety and replaced with the following:

“Fixed Charges shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all Debt of any Borrower, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all finance lease obligations of any Borrower, on a consolidated basis, plus cash interest paid during the applicable period with respect to all Debt of any Borrower, on a consolidated basis, for borrowed money including finance lease obligations, plus all dividends or other distributions by any Borrower to equity holders of any Borrower during the applicable period, on a consolidated basis.”

(e)     The following sentence is hereby added as the last sentence in the definition of “LIBO Rate” in the Loan Agreement:

“Notwithstanding the foregoing, in no event shall the LIBO Rate be less than 0.25%.”

(f)     The definition of “Maturity Date” in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

“Maturity Date shall mean July 31, 2023.”

(g)     The following is hereby added as Section 4.2.9 of the Loan Agreement:

“4.2.9.     Effect of Benchmark Transition Event.

(a)      Benchmark Replacement.     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrowers so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrowers and Lenders comprising Required Lenders have delivered to Administrative Agent written notice that Borrowers and such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)     Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)     Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrowers and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)     Benchmark Unavailability Period.     Upon Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.”

(h)     The second sentence in Section 20.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Except as set forth in Section 4.2.9, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.”

(i)     As of the Execution Date, Annex 1 of the Loan Agreement is hereby replaced in its entirety with Annex 1 attached hereto.

2.     Amendments to Loan Documents. The Loan Documents are hereby amended and modified as follows:

(a)     “Broadwind Energy, Inc.”, wherever such term appears in the Loan Documents, shall be replaced with and shall hereafter mean “Broadwind Inc.”

(b)     “Broadwind Towers, Inc.” and “Towers”, wherever such terms appear in the Loan Documents, shall be replaced with and shall hereafter mean “Broadwind Heavy Fabrications, Inc.” and “Fabrications”, respectively.

(c)     “Red Wolf Company, LLC” and “Red Wolf”, wherever such terms appear in the Loan Documents shall be replaced with and shall hereafter mean “Broadwind Industrial Solutions, LLC” and “Solutions”, respectively.

3.     Conditions Precedent. On the Execution Date, Borrowers shall deliver the following to Administrative Agent:

(a)     That certain Third Amended and Restated Revolving Note dated as of the Execution Date, executed by Borrowers and made payable to the order of CIBC in the original principal amount of $35,000,000.00 (the “Third Amended and Restated Note”);

(b)     That certain Second Modification to Mortgage dated as of even date herewith, executed by 5100, relating to the Pittsburgh Mortgage (the “Pittsburgh Modification”); and

(b)     That certain Second Modification to Deed of Trust dated as of even date herewith, executed by Fabrications, relating to the Abilene Deed of Trust (the “Abilene Modification”).

4.     Date-Down Endorsements. As a condition precedent to the effectiveness of this Agreement, Borrowers shall, at its sole cost and expense, (i) cause Chicago Title Insurance Company to issue an endorsement (the “Pittsburgh Date-Down Endorsement”) to title insurance policy number PIT190274 (the “Pittsburgh Title Policy”), as of the date the Pittsburgh Modification is recorded, reflecting the recording of the Pittsburgh Modification and insuring the first priority of the lien of the Pittsburgh Mortgage, subject only to the exceptions set forth in the Pittsburgh Title Policy as of its date of issuance and any other encumbrances expressly agreed to by Administrative Agent, and (ii) cause Stewart Title Guaranty Company to issue an endorsement (the “Abilene Date-Down Endorsement”) to title insurance policy number 5967-256079 (the “Abilene Title Policy”), as of the date the Abilene Modification is recorded, reflecting the recording of the Abilene Modification and insuring the first priority of the lien of the Abilene Deed of Trust, subject only to the exceptions set forth in the Abilene Title Policy as of its date of issuance and any other encumbrances expressly agreed to by Administrative Agent.

5.     Siena Payment Event. Upon the Execution Date, (1) CIBC shall make a Revolving Loan under the Loan Agreement, as amended by this Amendment, in an aggregate principal amount equal to the aggregate principal amount of all Revolving Loans made by Siena under the Loan Agreement, if any, that are outstanding on the Execution Date hereof (the “Siena Loans”), the proceeds of which Revolving Loans shall be used by the Borrowers to prepay in full on the Execution Date hereof the Siena Loans, (2) CIBC shall purchase from Siena, and Siena shall sell to CIBC, all of Siena’s participations in Swing Loans under the Loan Agreement, if any, outstanding as of the Execution Date of this Amendment, and (3) Siena’s commitments to extend credit to or for the account of the Borrowers under the Loan Agreement shall terminate.  Borrower will pay on the Execution Date hereof all accrued interest on Siena’s Loans.  Borrower and Administrative Agent hereby acknowledge that as a result of the Siena Payment Event, as of the Execution Date, Siena shall no longer be a Lender under the Loan Agreement, and all Obligations of Siena under the Loan Agreement shall be terminated.

6.     Representations and Warranties. Each Borrower represents and warrants as follows: (a) the execution and delivery of and the performance under this Amendment is within such Borrower’s power and authority, has been duly authorized by all requisite action and is not in contravention of any law, any other agreement made by such Borrower or by which such Borrower’s assets are bound, except for conflicts with agreements, contracts or other documents which would not reasonably be expected to have a Material Adverse Effect; (b) this Amendment (and the Loan Agreement in its entirety) constitutes the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (c) the representations and warranties of such Borrower set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for representations and warranties that expressly relate to an earlier date which are true and correct in all material respects as of such earlier date); (d) there exists no Event of Default, and no event has occurred and is continuing which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default; and (e) such Borrower has no defenses to the enforcement of the Loan Agreement or the other Loan Documents.

7.     Reaffirmation. Except as expressly modified or amended by this Amendment, each Borrower reaffirms and reconfirms each and all of the warranties, representations, covenants and agreements of such Borrower under all Loan Documents to which such Borrower is party.

8.     Release by Borrowers. Each Borrower hereby releases Administrative Agent and Lenders from any and all causes of action or claims, whether known or unknown, which such Borrower may have as of the date hereof for any asserted loss or damages to such Borrower claimed to be caused by, or arising from, any act or omission to act on the part of Administrative Agent and/or Lenders, or their shareholders, directors, officers, employees, agents or representatives with respect to the Loan Documents.

9.     References. All references to the Loan Agreement in any future correspondence or notice shall be deemed to refer to the Loan Agreement as modified by this Amendment.

10.     Ratification. Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Loan Agreement are hereby ratified and confirmed.

11.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws.

12.     Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. Delivery of this Amendment by facsimile, pdf, or .tif signature by any party shall represent a valid and binding execution and delivery of this Amendment by such party.

13.     JURISDICTION; Venue. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Amendment, shall be litigated only in courts having situs within Chicago, Illinois. Each party hereby consents and submits to the jurisdiction of any local, state or federal court located therein and waives any right such party may have to transfer the venue of any such litigation.

14.     WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BROADWIND INC., a Delaware corporation f/k/a Broadwind Energy, Inc. By: /s/ Jason Bonfigt Jason Bonfigt Vice President and Chief Financial Officer	CIBC BANK USA, formerly known as The PrivateBank and Trust Company, as Administrative Agent and Lender By: /s/ Tom Hunt Tom Hunt Managing Director

BRAD FOOTE GEAR WORKS, INC., an Illinois corporation

By: /s/ Jason Bonfigt
          Jason Bonfigt

          Authorized Signatory

BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation f/k/a Broadwind Towers, Inc.

By: /s/ Jason Bonfigt
          Jason Bonfigt

          Authorized Signatory

BROADWIND SERVICES, LLC, a Delaware limited liability company

By: /s/ Jason Bonfigt
          Jason Bonfigt

          Authorized Signatory

BROADWIND INDUSTRIAL

SOLUTIONS, LLC, a North Carolina limited liability company f/k/a Red Wolf Company, LLC

By: /s/ Jason Bonfigt
          Jason Bonfigt

          Authorized Signatory

SIENA LENDING GROUP LLC

By:/s/ Anthony Lavinio
Anthony Lavinio
Director

By: /s/ Steve Sanicola
Steve Sanicola
Director

ANNEX 1 – COMMITMENTS

Lender	Revolving Loan Commitment	Lender’s Percentage of Total Revolving Loan Commitment
CIBC Bank USA	$35,000,000.00	100%
TOTAL	$35,000,000.00	100%